Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2007 (this “Agreement”), is made by and between Federal-Mogul Corporation, a Michigan corporation (“Michigan Federal-Mogul”), and New Federal-Mogul Corporation, a Delaware corporation (“Delaware Federal-Mogul”).
     WHEREAS, Delaware Federal-Mogul is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on January 31, 2007, by a Certificate of Incorporation filed with the Secretary of State of Delaware on such date;
     WHEREAS, Michigan Federal-Mogul is the sole stockholder of Delaware Federal-Mogul;
     WHEREAS, the Fourth Amended Joint Plan of Reorganization for Michigan Federal-Mogul and certain of its subsidiaries (the “Plan of Reorganization”) approved by order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in In re: Federal-Mogul Global Inc., T&N Limited, et al., Chapter 11 Case No. 01-10578 (JKF), under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) entered on November 8, 2007 and affirmed by the United States District Court for the District of Delaware on November 14, 2007 (the “Order”), provides for the merger of Michigan Federal-Mogul with and into Delaware Federal-Mogul; and
     WHEREAS, it is intended that the Merger (as defined below) qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the foregoing, and of the agreements and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
THE MERGER; EFFECTIVE TIME
     Section 1.1 Approval by Bankruptcy Court. This Agreement and Plan of Merger has been adopted pursuant to the Plan of Reorganization as approved by the Bankruptcy Court in the Order.
     Section 1.2 The Merger. Subject to the terms of this Agreement and the Plan of Reorganization, at the Effective Time (as defined in Section 1.3 hereof), Michigan Federal-Mogul shall be merged with and into Delaware Federal-Mogul and the separate existence of Michigan Federal-Mogul shall thereupon cease (the “Merger”). Delaware Federal-Mogul shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to be governed by the laws of the State of Delaware, and the separate existence of Delaware Federal-Mogul with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II hereof and in the Plan of Reorganization. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the “DGCL”), the Michigan Business Corporation Act (the “MBCA”) and the Plan of Reorganization.
     Section 1.3 Effective Time. At such time as is provided for in the Plan of Reorganization, the Surviving Corporation shall cause certificates of merger with respect to the Merger (the “Certificates of Merger”) to be executed and filed (i) with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL and (ii) with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, under Section 863 of the MBCA. The Merger shall become effective at the time that both Certificates of Merger have been duly filed as aforesaid, or at such subsequent time as may be specified in the Certificates of Merger in accordance with applicable law. Such time is herein referred to as the “Effective Time.”
     Section 1.4 Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan of Reorganization.
ARTICLE II
CERTIFICATE OF INCORPORATION AND BYLAWS,
AND DIRECTORS AND OFFICERS, OF SURVIVING CORPORATION
     Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of Delaware Federal-Mogul shall be amended and restated in the form attached hereto as Exhibit A and shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.
     Section 2.2 Bylaws. The Bylaws of Delaware Federal-Mogul attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.
     Section 2.3 Directors and Officers. Immediately following the Effective Time, the directors of the Surviving Corporation shall, in accordance with Section 8.3.13 of the Plan of Reorganization, be the nine individuals identified in Exhibit 8.3.13 to the Plan of Reorganization and the officers of Delaware Federal-Mogul immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
     Section 2.4 Name Change. As a result of the Merger, the name of the Surviving Corporation shall be changed to Federal-Mogul Corporation.
ARTICLE III
CANCELLATION OF SHARES
     Section 3.1 Existing Shares. Prior to the Effective Time, Michigan Federal-Mogul has issued and outstanding (i) 87,141,007 shares of Common Stock, no par value, and (ii)439,937 shares of Series C ESOP Convertible Preferred Stock, and Delaware Federal-Mogul has

issued and outstanding 100 shares of common stock, $0.01 par value per share, all of which are owned by Michigan Federal-Mogul.
     Section 3.2 Cancellation of Michigan Federal —Mogul’s Shares. At the Effective Time, by virtue of the merger and without any actions on the part of the holders of the shares of Michigan Federal-Mogul or Delaware Federal-Mogul, all of the then issued and outstanding shares of capital stock of Michigan Federal-Mogul shall be cancelled, and no additional merger consideration shall be issued to the holders thereof as part of the Merger.
     Section 3.3 Cancellation of Delaware Federal-Mogul’s Shares. At the Effective Time and upon the issuance of the new common stock as described in Section 3.4 below, by virtue of the merger and without any actions on the part of the holders of the shares of Michigan Federal-Mogul or Delaware Federal-Mogul, all of the then issued and outstanding shares of capital stock of the Surviving Corporation shall be cancelled, and no additional merger consideration shall be issued to the holder thereof as part of the Merger.
     Section 3.4 New Common Stock of Delaware Federal-Mogul. On the Effective Date:
          (i) 49,900,000 shares of Class A Common Stock, par value $0.01 per share, of the Surviving Corporation will be issued and distributed to the Disbursing Agent for further distribution Pro Rata to the holders of Allowed Noteholder Claims, Allowed Convertible Subordinated Debenture Claims, and Allowed Class H Unsecured Claims that make the Stock Election described in Section 8.15.2 of the Plan of Reorganization; and
          (ii) 50,100,000 shares of Class B Common Stock, par value $0.01 per share, of the Surviving Corporation (less the shares of Class B Common Stock issued pursuant to Section 4.5.5 of the Plan of Reorganization) shall be issued and distributed to the Trustees of the Trust as part of the consideration to be paid for the Trust’s assumption of all Asbestos Personal Injury Claims (which shares shall then be allocated to the sub-Trusts created under the Trust Documents), and the shares of Class B Common Stock issued under Section 4.5.5 of the Plan of Reorganization shall be issued and distributed to the Trustees of the Trust.
ARTICLE IV
AMENDMENT AND TERMINATION
     Section 4.1. Amendment. At any time prior to the filing of the Certificates of Merger with the Delaware Secretary of State and the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, this Agreement may be amended by the parties hereto, by an agreement in writing, to the extent permitted by the Bankruptcy Court and the Plan of Reorganization.
     Section 4.2. Termination. At any time prior to the filing of the Certificates of Merger with the Delaware Secretary of State and the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, this Agreement may be terminated and abandoned by the parties hereto, to the extent permitted by the Bankruptcy Court and the Plan of Reorganization.
ARTICLE V
MISCELLANEOUS
     Section 5.1. Counterparts; Facsimile Signatures. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed by the parties by facsimile signatures and in separate counterparts and when or if so executed, this document shall be deemed in full force and effect.
     Section 5.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
     Section 5.3. Entire Agreement. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.
     Section 5.4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 5.5. Captions. The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
[signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

FEDERAL-MOGUL CORPORATION, a Michigan corporation
By:	/s/ Robert L. Katz
	Name:	Robert L. Katz
	Title:	Senior Vice President and General Counsel

NEW FEDERAL-MOGUL CORPORATION, a Delaware corporation
By:	/s/ Robert L. Katz
	Name:	Robert L. Katz
	Title:	Vice President